Elite Pharmaceuticals, Inc. Announces FIRST SHIPMENT OF GENERIC PHENTERMINE CAPSULES

Northvale, New Jersey, April 11 2013: Elite Pharmaceuticals, Inc. ("Elite" or the “Company") (OTCBB: ELTP) today announced the initial shipment of phentermine HCl capsules 15 mg and 30 mg under the License, Manufacturing and Supply Agreement with its sales and marketing partner, triggering a milestone payment. Elite’s sales and marketing partner will distribute the product as part of a multi-product distribution agreement.

Phentermine is a member of the bariatric class of drugs intended to aid in weight loss. For the twelve months ending December 31, 2012, Adipex-P® 15 mg and 30 mg and its generic equivalents had total U.S. sales of approximately $2.5 million and $5 million respectively according to IMS Health Data. U.S. sales of this product are thought to be greater than the IMS data due to its distribution through channels that are not included in IMS data.

“Elite has successfully launched another product line, this one encompassing two dose strengths. Management remains dedicated to enhancing shareholder value by expanding our generic portfolio of products, continuing the development of our abuse-resistant opioid line of products, enhancing our intellectual property, and strengthening the balance sheet”, commented Jerry Treppel, Elite’s Chairman and CEO.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. develops oral sustained and controlled release products. Elite's strategy includes assisting partner companies in the life cycle management of products to improve off-patent drug products and developing generic versions of controlled release drug products with high barriers to entry. Elite has five commercial products currently being sold, an additional product approved and soon to be launched, and one additional product pending approval by the FDA. Elite’s lead pipeline products include abuse resistant opioids utilizing the Company’s patented proprietary technology, and a once-daily opioid. They are sustained release oral formulations of opioids for the treatment of chronic pain, which address two of the limitations of existing oral opioids: the provision of consistent relief of baseline pain levels and deterrence of potential abuse. Elite also provides contract manufacturing for Actavis and Ascend Laboratories (previously a subsidiary of ThePharmaNetwork and now a subsidiary of Alkem Laboratories Ltd.) and has partnered with Mikah Pharma to develop a new product, with Hi-Tech Pharmacal to develop an intermediate for a generic product, and a Hong Kong based company to develop a branded product for the United States market and its territories. Elite operates a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Including those related to the effects, if any, on future results, performance or other expectations that may have some correlation to the subject matter of this press release, readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, delays, uncertainties, inability to obtain necessary ingredients and other factors not under the control of Elite, which may cause actual results, performance or achievements of Elite to be materially different from the results, performance or other expectations that may be implied by these forward-looking statements These risks and other factors, including, without limitation, the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, intellectual property protections and defenses, and the Company’s ability to operate as a going concern, are discussed in Elite's filings with the Securities and Exchange Commission, including its reports on forms 10-K, 10-Q and 8-K. Elite undertakes no obligation to update any forward-looking statements.

Contact:

For Elite Pharmaceuticals, Inc.

Dianne Will, Investor Relations, 518-398-6222

Dianne@elitepharma.com

www.elitepharma.com